Exhibit 10.30

Memorandum of Understanding and Certification

Mai Wang Trading (Shanghai) Co., Ltd. (“Mai Wang Trading”), Shanghai Mecox Lane Shopping Co., Ltd. (“MecoxLane Shopping”), and shareholders of MecoxLane Shopping, Mr. Alfred Beichun Gu, Mr. Miao Li, and Mr. Shiqin Zhao, entered into the following agreements on August 20, 2007. Summary of each of the agreements is summarized below:

Loan Agreements. Each shareholder of MecoxLane Shopping, namely Mr. Alfred Beichun Gu, Mr. Miao Li and Mr. Shiqin Zhao, has entered into a loan agreement with Mai Wang Trading and MecoxLane Shopping. Under these loan agreements, Mai Wang Trading lent interest-free loans of RMB3,000,000, RMB1,500,000 and RMB500,000 to these shareholders, respectively, solely for their respective capital contributions in MecoxLane Shopping. These loans will not become due until the earlier of the dates on which (i) Mai Wang Trading delivers the exercise notice pursuant to the exclusive purchase option agreement or (ii) MecoxLane Shopping is dissolved, liquidated, becomes bankrupt or is otherwise terminated. Each of the shareholders shall repay the loan only by transferring his/her equity interest in MecoxLane Shopping to Mai Wang Trading or its designated third party.

Promissory Notes. Each shareholder of MecoxLane Shopping has issued a promissory note to Mai Wang Trading promising to repay to the latter or its assignee the principal amount under the relevant loan agreement described above.

Exclusive Purchase Option Agreements. Each shareholder of MecoxLane Shopping has entered into an exclusive purchase option agreement with Mai Wang Trading and MecoxLane Shopping, under which such shareholder irrevocably granted to Mai Wang Trading or its designee an exclusive option to purchase his/her equity interest in MecoxLane Shopping at the purchase price equal to the outstanding principal of the loan under his/her loan agreement at the time when Mai Wang Trading exercises the option. Mai Wang Trading may exercise these options at any time.

Powers of Attorney. Each shareholder of MecoxLane Shopping has executed a power of attorney to grant to Mai Wang Trading or its designee the power of attorney to act on his/her behalf on all matters pertaining to MecoxLane Shopping and to exercise all of his/her rights as a shareholder of MecoxLane Shopping, including voting rights and the right to transfer all or a part of his/her equity interest in MecoxLane Shopping.

Exclusive Business Cooperation Agreement. Under the exclusive business cooperation agreement between MecoxLane Shopping and Mai Wang Trading, MecoxLane Shopping engages Mai Wang Trading as its exclusive provider of technical, consulting and other services and shall pay to Mai Wang Trading service fees as determined by both parties. Mai Wang Trading shall exclusively own any intellectual property arising from the performance of this agreement. In addition, MecoxLane Shopping shall consult with Mai Wang Trading before making any decisions that may have a material effect on its business or operations and shall faithfully execute any lawful business and technical instructions directed by Mai Wang Trading. This agreement has a term of 10 years unless is earlier terminated or renewed by Mai Wang Trading at its sole discretion with a 30 days’ prior written notice.

Equity Pledge Agreements. Each shareholder of MecoxLane Shopping has entered into an equity pledge agreement with Mai Wang Trading and MecoxLane Shopping, under which such shareholder pledged all of his/her equity interest in MecoxLane Shopping to Mai Wang Trading as collateral for all of his/her payments due to Mai Wang Trading and to secure his/her obligations under the above agreements. MecoxLane Shopping must not declare any dividend without Mai Wang Trading’s prior written consent, unless all the amounts due to Mai Wang Trading have been paid off and all the obligations of MecoxLane Shopping have been fully discharged. If any event of default as defined under the loan agreement occurs, Mai Wang Trading, as the pledgee, will be entitled to certain rights including the right to sell the pledged equity interests.

Tax Indemnity Letters. Pursuant to the tax indemnity letters jointly issued by MecoxLane Shopping and Mai Wang Trading to each shareholder of MecoxLane Shopping, MecoxLane Shopping and Mai Wang Trading agree to jointly and severally reimburse these shareholders for any and all taxes payable by them in connection with the transactions under the above agreements.

Under PRC laws, each of MecoxLane Shopping and Mai Wang Trading is an independent legal person and neither of them is exposed to liabilities incurred by the other party. Other than pursuant to the contractual arrangements between MecoxLane Shopping and Mai Wang Trading, MecoxLane Shopping is not required to transfer any funds generated from its operations to Mai Wang Trading.

We hereby confirms that the seven agreements (“New Agreements”) referred to above were originally entered into on July 19, 2005, the date of establishment of MecoxLane Shopping, and were re-signed on August 20, 2007 due to the loss of original agreements (“Original Agreements”). The terms of the New Agreements contain the same terms and conditions as the Original Agreements without exception.

Signed by:	/s/ Alfred Beichun Gu
Name:
Title

Signed by:	/s/ Miao Li
Name: Title:

Signed by:	/s/ Shiqin Zhao

Name:	Shiqin Zhao
Title:	CFO